OEM AGREEMENT

THIS OEM AGREEMENT (this “Agreement”) is effective as of the 7th day of December 2004 (“Effective Date”), by and between Commtouch Ltd. (hereinafter “Commtouch”), an Israeli corporation, having principal offices at 1A Htazoran, Netania, Israel, and IncrediMail, Inc. (hereinafter “OEM”), and Israeli corporation, having principal offices at Kaufman 2 Tel-Aviv, Israel.

WITNESSETH:

WHEREAS, Commtouch has developed a software development kit (the “Commtouch Anti-Spam Protection SDK” or “SDK”) in connection with its proprietary Commtouch Anti-Spam Protection solution, which enables third-party vendors to integrate the spam identification and classification services of Commtouch’s Commtouch Detection Center into their existing offerings; and

WHEREAS, Commtouch is willing to license the Commtouch Anti-Spam Protection SDK to OEM on the terms and conditions set forth herein for integration into original products built by OEM (the “Integrated Products”) and to market such Integrated Products to customers;

NOW, THEREFORE, in consideration of the premises hereof, and the mutual obligations herein made and undertaken, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the definitions set forth in this Section shall apply to the respective capitalized terms:

1.1 “Customer.” A customer of OEM to whom OEM sells or licenses an Integrated Product for use in the regular course of such customer’s affairs and not for resale.

1.2 “Documentation.” Those printed instructions, manuals, and diagrams pertaining to the Programs to be furnished therewith.

1.3 “Enhancement(s).” Computer program modifications or additions, other than Maintenance Modifications, that may be integrated with the Program or offered separately by Commtouch and that alter the functionality of the Program or add new functions thereto.

1.4 “Error.” A defect in a Program that prevents it from functioning in substantial conformity with the published Specifications pertaining thereto.

1.5 “Maintenance Modification(s).” Computer software changes to be integrated with the Program to correct any Errors therein, but that do not alter the functionality of the Program or add new functions thereto.

1.6 “Marketing Territory.” Worldwide.

1.7 “Object Code.” Computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering.

1.8“Program(s).” The Commtouch proprietary computer software, which consists of the SDK, including Maintenance Modifications, Enhancements and Documentation delivered by Commtouch to OEM hereunder.

1.9 “OEM Product(s).” The OEM produced or procured product(s).

1.10 “Integrated Products.” One or more combinations of Programs integrated by OEM into an OEM Product or several OEM Products, to be offered to customers, as more specifically detailed in the preamble above.

2. OEM Certification. OEM hereby certifies and agrees that, in consideration of the benefits of this Agreement, OEM may enhance the functionality and/or capability of, the Programs by combining the Programs with other computer equipment and/or computer software programs to produce Integrated Products. OEM further certifies and agrees that it will market the Program solely as part of OEM Products as specified in Exhibit B hereunder or Integrated Products and that Integrated Products will be marketed by OEM in a manner to be determined at OEM’s own discretion in the normal course of its business. In the event that any of the foregoing representations and undertakings prove untrue at any time during the term of this Agreement, Commtouch shall have the right to terminate this Agreement as to any or all further copying and distribution of Programs (including any derivative works thereof) by OEM in the manner prescribed in Section 17 hereof. Notwithstanding the aforementioned, OEM will be given a 14 day grace period to cure any inaccuracy in the said representations, commencing on the receipt date of Commtouch’s first written complaint. Curing such inaccuracy by OEM within the 14 day grace period will cancel Commtouch’s relevant right of termination.

3. Commtouch’s Responsibilities.  Subject to the terms and conditions of this Agreement, Commtouch shall:

1.	Grant OEM the rights and licenses in the Program as set forth in Section 6 hereof;

2.	Provide Program integration support and training to OEM, and maintenance for the Programs and Commtouch Detection Center as set forth in Section 9 hereof;

3.	Warrant the Programs as set forth in Section 15 hereof;

4.	Ensure the operation of and accessibility to the Commtouch Detection Center by way of the Integrated Product; and

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5.	Indemnify OEM as set forth in Section 16 hereof.

4. OEM’s Responsibilities.  Subject to the terms and conditions of this Agreement, OEM shall:

1.
Exert commercially reasonable efforts to integrate the Program with at least one OEM Product, independently developed or procured by OEM, so as to create at least one Integrated Product. OEM and Commtouch undertake to make commercially reasonable efforts to cause the successful completion of the Integrated Product as soon as practicable, after the signing of this OEM Agreement.

2.	Use commercially reasonable efforts to be decided at OEM’s discretion to market, sell, and deliver to Customers in the Marketing Territory at least one type of Integrated Product.

3.	Provide technical support for Integrated Products to Customers as set forth in Section 9.2 hereof;

4.	Subject to the terms and conditions hereunder, pay for the right to sell licenses to the Programs as set forth in Section 13 hereof;

5.	Provide Commtouch with one working copy of each type of Integrated Product.

6.	Protect Commtouch’s proprietary rights in Program as set forth in Section 6 hereof; and

7.	Create a unique IncrediMail ID for each Customer that will be sent to Comstock (through the SDK) by the Integrated Product.

5. Commtouch Representations Regarding the Anti-Spam Protection SDK

5.1 Any and all network connections initiated by the SDK to Commtouch’s servers or any other third party server will be controlled by OEM. Commtouch will not initiate any connection and/or communication between and Commtouch’s servers or any other third party server, whether manual or automatic, local or exterior, without receiving the prior express written permission of OEM.

5.2 Commtouch represents that the system will have a 95% uptime and that each connection initiated by the Integrated Products using the SDK to Commtouch’s servers will not exceed a time period of 1 second.

5.3 Commtouch hereby represents, warrants and undertakes that the Programs, their components, documentation and etc. were independently developed by Commtouch, and that it is the sole owner of their Intellectual Property.

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6. Licenses Granted.

6.1 Commtouch hereby grants to OEM a nonexclusive, nontransferable right and license to copy the Program, in Object Code, for purposes of further development or modification in connection with the design, development and sale of Integrated Products.

6.2 Commtouch hereby grants to OEM a nonexclusive, right and license to sell licenses to, distribute and market the Program as part of the Integrated Product. For the avoidance of doubt, Commtouch will continue supporting any Programs and/or Integrated Products (i.e. only the Commtouch related elements to which it is committed to supporting pursuant to the terms hereof) licensed, distributed and/or marketed by OEM to third parties even pursuant to any termination of this OEM Agreement, regardless of the cause of termination, provided that OEM has performed all of its material obligations, including payment obligations, required of it hereunder. Any and all licenses granted to third parties for usage of the Integrated Product will survive the termination of this OEM Agreement for the period of the license.

7. Confidentiality of Information; Protection and Security.

7.1 OEM shall use all reasonable efforts to protect and defend the proprietary nature of the Programs, including Enhancements and any derivative works of such. Except as expressly provided otherwise in this Agreement, OEM shall not copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute any of the Programs, including Enhancements, in whole or in part, without prior authorization in writing from Commtouch. Each of the Parties shall limit access to the Documentation to those employees having a specific need for such access in the performance of their duties, consistent with the purposes of this Agreement, and shall obtain written agreements from any employees given such access sufficient to maintain the confidentiality of such material.

7.2 Commtouch shall use all reasonable efforts to protect and defend the proprietary nature of any information received from OEM and marked as confidential (“OEM Confidential Information”). In no event will Commtouch employ less of an effort to protect and defend OEM Confidential Information, than that it does to protect its own confidential information. Except as expressly provided otherwise in this Agreement, Commtouch shall not copy, modify, transcribe, store, translate, sell, lease, or otherwise transfer or distribute any of the OEM Confidential Information, in whole or in part, without prior authorization in writing from OEM.

8. Expenses. It is expressly understood and agreed that neither Party is under any obligation or requirement to reimburse the other Party for any expenses or costs incurred by such Party in the performance of its responsibilities under this Agreement. Any costs or expenses incurred by a Party shall be at such Party’s sole risk and upon its independent business judgment that such costs and expenses are appropriate.

9. Support, Training and Maintenance.

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9.1 By Commtouch:

9.1.a. Commtouch will appoint a representative who will provide reasonable assistance, from Commtouch’s facilities, as necessary during OEM’s creation of Integrated Products. Commtouch shall provide OEM with written details of such representative upon signing of this OEM Agreement.

9.1.b. Commtouch shall provide OEM with Maintenance Modifications, and Enhancements relating to the Programs, as and when available and distributed to its other OEMs.

9.1.c. Commtouch shall provide to OEM urgent telephone and email support for material conditions in the Program that prevent a Customer from effectively communicating with the Commtouch Detection Center, as determined in good faith by OEM and confirmed by Commtouch. Email should be sent by OEM to: asapalert@commtouch.com, and phone inquiries from OEM should be directed to 650-864-2261, or +972 9 863 6877 during normal business hours, as described below. Urgent requests outside of normal business hours may be directed to +972-544-878045. All requests should include the OEM name, Customer name, a description of the problem, email address and telephone number of the OEM contact person. Normal non-holiday business hours for the Detection Center in the United States are Monday through Friday (9:00 am to 6:00 pm Pacific time). Normal non-holiday business hours for Commtouch in Israel are Sunday through Thursday (9:00 am to 6:00 pm Israel time).

9.1.d. General Maintenance: During the term of this Agreement, Commtouch will provide the following standard maintenance services for the Commtouch Detection Center:

a.
Timely corrections of intermittent communication problems between the Commtouch Detection Center and the Integrated Product caused by problems in the Commtouch Detection Center, in order to achieve the desired communication flow allowing for optimal spam detection and prevention.

b.
Subject to 95% availability of the system, routine periodic maintenance of Commtouch equipment utilized in providing the Commtouch Detection Center services, at intervals determined by Commtouch at its sole discretion. Commtouch will provide OEM with advance notice of the scheduled maintenance.

c.
Urgent maintenance: Commtouch will perform urgent maintenance in the event of a Material condition that is not capable of being delayed until the next scheduled routine periodic maintenance. Commtouch will provide OEM with notice of this maintenance.

9.2 OEM shall provide Customers with first tier support.

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10. Title. Title to the Program, including any Enhancements, shall at all times remain and vest solely with Commtouch. OEM agrees that it will not claim or assert title to the Programs or attempt to transfer any title to Customers or any third parties. Furthermore, OEM acknowledges that it has no claims to goodwill associated with the Program, Maintenance Modifications and/or Enhancements, and hereby waives any and all claims to goodwill therein. OEM expressly reserves all rights in the Integrated Products, not specifically granted herein to Commtouch, and except as specifically stated otherwise in the OEM Agreement, no rights or title or ownership in the Integrated Products shall pass to Commtouch. Regardless of anything to the contrary in this OEM Agreement, and except where specifically granted herein, any and all Integrated Products, documentation, copyrights, trademarks and other intellectual property rights that exist within them, are and shall at all times remain the exclusive property of OEM.

11. Reserved.

12. Reserved.

13. Sales and Administration

13.1 OEM shall be entitled to offer a free trial of the Integrated Product to a Customer for a period not to exceed thirty (30) days. At the end of such period, OEM shall ensure that the Customer either purchases the Integrated Product, or is disconnected from the Integrated Product. OEM shall utilize the same type of protections utilized for its other “for fee” products in attempting to prevent Customers from signing up for the free trial more than once.
13.2 Within thirty (30) days of the end of each calendar month hereunder, OEM shall provide Commtouch with detailed monthly reports of all Integrated Product sales during the prior month, including a summary of all Customers who have purchased the Integrated Product during the prior month.
13.1. OEM agrees to prepare and maintain complete and accurate books and records relating to its sales activities of the Integrated Product hereunder (the “Sales Reports”). Once a year, Commtouch will have the right to examine the Sales Reports during regular business hours, and with reasonable notice, at Commtouch’s own expense, in order to verify the number of Customers using the Integrated Product and amount of sales. Such examination will be reasonable in scope and shall be performed only after the execution of a specific non-disclosure agreement by Commtouch, its employees, and advisor which shall participate in such examination.

14. Payment. In consideration of the licenses provided and other obligations undertaken by Commtouch hereunder, OEM shall make payments to Commtouch in accordance with the terms set forth in the attached Exhibit “A.”

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15. Limitation of Warranties and Liabilities

15.1 Commtouch makes no warranty whatsoever as to Integrated Products as an Integrated solution, or as to any individual component thereof not provided by Commtouch. Commtouch is committed to providing the support to OEM as detailed in Section 9 above.

15.2 EXCEPT AS SET FORTH IN THIS SECTION 15 AND SECTION 16.1.A, OEM AND COMMTOUCH DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PROGRAMS FURNISHED HEREUNDER OR FOR ANY INTEGRATED PRODUCTS PREPARED BY OEM. OEM, IN SIGNING ON THIS AGREEMENT, ACKNOWLEDGES THAT, WHILE THE ANTI-SPAM FUNCTIONALITIES ENABLED BY THE PROGRAM ARE INTENDED TO PERFORM TO A HIGH INDUSTRY STANDARD, THE PROGRAM AND RELATED COMMTOUCH DETECTION CENTER ARE NOT GUARANTEED TO BE ERROR FREE OR MEET PARTICULAR STANDARDS OF CUSTOMERS.

15.3 IN NO EVENT SHALL OEM OR COMMTOUCH BE LIABLE FOR ANY LOST OR ANTICIPATED PROFITS, OR ANY INCIDENTAL, EXEMPLARY, SPECIAL, OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER OEM OR COMMTOUCH WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY CASE, OEM OR COMMTOUCH SHALL NOT BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE AMOUNTS PAID BY OEM TO COMMTOUCH UNDER THIS AGREEMENT FOR THE LAST MEASURABLE SIX-MONTH PERIOD PRIOR TO THE ACT(S) GIVING RISE TO SUCH DAMAGES. AS PERTAINS TO CLAIMS OF A PARTICULAR CUSTOMER, COMMTOUCH SHALL NOT BE LIABLE TO OEM FOR ANY DAMAGES IN EXCESS OF THE AMOUNTS PAID BY OEM TO COMMTOUCH IN RELATION TO SAID CUSTOMER.
15.4 Regardless of anything to the contrary in this OEM Agreement, there shall be no limitation on warranty, liability and/or indemnification with regards to damages or losses resulting from a breach or infringement related to patents, trademarks, copyrights, and/or other intellectual property rights of any third party. For the avoidance of doubt, warranty, liability and/or indemnification against damages resulting of such breach, infringement or initiation of proceedings as a result thereof, will not be limited in any way or manner and specifically will not be limited by limitations set forth in this section 15 and all of its subsections.

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16. Indemnification

16.1 By Commtouch:

16.1.a. Commtouch hereby indemnifies and holds harmless OEM from and against any claims, actions, or demands alleging that the Programs, any components thereof or any Documentation infringe any patent, trademark, copyright, or other intellectual property right of any third party. OEM shall permit Commtouch to replace or modify any affected Program, component or Documentation so to avoid infringement, or to procure the right for OEM to continue use and remarketing of such items. If neither of such alternatives is reasonably possible, the infringing items shall be returned to Commtouch and Commtouch’s shall be liable to refund amounts paid therefore by OEM. Regardless of anything to the contrary in this OEM Agreement, if as a result of Commtouch’s action, breach, negligence, inability to fulfill its obligations or wrongful termination of this OEM Agreement, OEM becomes required to pay, indemnify or compensate any third party, Commtouch will indemnify OEM for an amount paid to that third party.

16.1.b. Commtouch shall also indemnify and defend OEM against all claims, suits, losses, expenses and liabilities (including reasonable attorney’s fees) filed by third parties against OEM as a result of Commtouch’s actions, breach, negligence, inability to fulfill its obligations or wrongful termination of this OEM Agreement. Commtouch shall have no obligation hereunder for or with respect to claims, actions, or demands alleging infringement that arise by reason of combination of no infringing items with any items not supplied by Commtouch.

16.1.c. Commtouch further indemnifies and holds harmless OEM from and against any claims, actions, or demands arising out of a breach by Commtouch of Commtouch’s limited warrant set forth in the Customer License Agreement. The foregoing indemnity shall not apply to claims, demands, or actions arising from the improper use of the Programs or arising from alterations or additions to the Programs made by or on behalf of OEM or any Customer.

16.2 OEM hereby indemnifies and holds harmless Commtouch from and against any and all claims, actions, or demands alleging that the OEM Products infringe any patent, trademark, copyright, or other intellectual property right of any third party. Commtouch shall permit OEM to replace or modify and affected OEM Product so to avoid infringement, or to procure the right for Customer to continue use and remarketing of such items. OEM shall have no obligation hereunder for or with respect to claims, actions, or demands alleging infringement that arise by reason of combination on non-infringing items with any items not supplied by OEM. Regardless of anything to the contrary in this OEM Agreement, if as a result of OEM’s action, breach, negligence, inability to fulfill its obligations or wrongful termination of this OEM Agreement, Commtouch becomes required to pay, indemnify or compensate any third party, OEM will indemnify Commtouch for an amount paid to that third party, up to an amount not exceeding the amounts paid to Commtouch by OEM under this Agreement.

16.3 The foregoing indemnities are conditioned on prompt written notice of any claim, action, or demand for which indemnity is claimed; complete control of the defense and settlement thereof by the indemnifying party; and cooperation of the other party in such defense.

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17. Term and Termination

17.1 This Agreement shall commence on the Effective Date and continue for one year as of the date that the Integrated Product is first offered commercially to Customers. The Parties may agree to renew the Agreement for a period of 12 months at a time. During any extension of this Agreement beyond the initial period described above, either party may terminate the Agreement at any time, and at its sole discretion, by providing a 90 days prior written notice. Prior to termination of this Agreement, the parties shall discuss in good faith the terms for any possible continuation of the Agreement.

17.2 Should either party commit a material breach of its obligations hereunder, or should any of the representations of either party in this Agreement prove to be untrue in any material respect, the other party may, at its option, terminate this Agreement, by thirty (30) days’ written notice of termination, which notice shall identify and describe the basis for such termination. If, prior to expiration of such period, the defaulting party cures such default, termination shall not take place. Notwithstanding the above, Commtouch shall be entitled to terminate this Agreement should OEM fail to cure a breach of a payment obligation within fourteen (14) days of the sending of a written notice identifying such breach.

17.3 Either party hereto may, at its option and without notice, terminate this Agreement, effective immediately, should the other patty hereto (1) admit in writing its inability to pay its debts generally as they become due; (2) make a general assignment for the benefit of creditors; (3) institute proceedings to be adjudicated a voluntary bankrupt, or consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act, or consent to the filing of a petition seeking such reorganization; or (6) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs.

17.4 Termination of this Agreement shall not relieve either party of the obligations incurred hereunder pursuant to Sections 7, 15-17, and 19 hereof, which Sections shall survive such termination. Payment obligations of OEM arising prior to a termination shall not be relieved by the termination of this Agreement. Furthermore, to the extent that any OEM payment obligations arise following a termination in relation to Customers that continue to utilize the Program(s) following termination and, but for the termination, would otherwise have been paid by OEM, OEM shall remit such payment(s) to Commtouch as if the termination had not occurred. Provided that OEM has made payments to Commtouch in accordance with this Agreement, Commtouch shall continue to enable Customers to access the functionalities as pertaining to the SDK enabled Commtouch Anti-Spam Protection solution, for the remaining terms of their respective purchase agreement.

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17.5 OEM shall continue to maintain all license rights provided by Commtouch hereunder and OEM license, rights and obligations shall become perpetual if Comstock (or a third party company merged or consolidated with Commtouch or obtaining a majority of Commtouch shares) discontinues all or part of its operations for any reason whatsoever (other than due to termination of this agreement in accordance with the terms hereof) in a way which could otherwise materially restrict OEM’s abilities to use the integrated solution.

17.6 On termination of this Agreement, OEM shall cease the sale of Integrated Products containing the Program(s).

18. Limitation of Representations and Use of Name by OEM

18.1 Neither Party shall make representations concerning the other Party, the Programs, or OEM Products including any Maintenance Modifications or Enhancements, except as previously agreed by such Party. Neither Party shall reproduce, reference, distribute, or utilize any trade name or trademark of the other Party, except solely for purposes of identifying such Party’s products and programs, without the prior written approval of the other Party.

18.2 Each Party shall submit to the other for approval, prior to use, distribution, or disclosure, any advertising, promotion, or publicity in which the trade name or trademarks of the other Party are used. Each Party shall have the right to require, at its discretion, the correction or deletion of any misleading, false, or objectionable material from any such advertising, promotion, or publicity.

18.3 OEM shall disclose the relationship between itself and Commtouch, inasmuch as such relationship is relevant (i.e., in connection with the Integrated Products only), to Customers, and a “Powered by Commtouch” logo shall be reasonably displayed by OEM in connection with the usage of the Integrated Product by Customers. The exact location and size of the logo shall be mutually agreed upon by the parties.

19. Independent Contractor Status. The Parties are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto with the sole exception that OEM acts as a licensing agent of Commtouch with respect to Programs as provided herein. Neither Party shall have authority to enter into agreements of any kind on behalf of the other Party. Further, neither Party shall have the power or authority to bind or obligate the other Party in any manner towards any third party.

20. Compliance With Law. Each Party shall comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement. Further, each of the Parties agrees to act in accordance with privacy laws, to the extent applicable, governing the use, disclosure, maintenance, handling, etc. of user data and/or email content.

21. No Assignment. Each Party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided however, that either party may assign all of its rights and obligations under this OEM Agreement in the event of a sale of all or substantially all its assets to or acquisition of its business by a third party.

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22. Notices. All notices under this Agreement shall be in writing and delivered personally or by facsimile, email, commercial overnight courier, or certified or registered mail, return receipt requested, to a party at its respective address set forth herein. Notices sent to Commtouch hereunder shall be addressed to or sent (in the case of email) to the “VP Finance” and “General Counsel.”

23. Governing Law. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Israel (excluding the U.N. Convention on Contracts for the International Sale of Goods) without regard to choice of law principles. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any action arising hereunder shall be brought exclusively before the courts of Tel Aviv, Israel, and the parties hereto expressly and irrevocably agree to the personal jurisdiction of such courts.

24. No Waiver. Neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

25. Force Majeure. A party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of an act of God, fire, natural disaster, accident, act of government, shortage of equipment, materials or supplies beyond the reasonable control of such party, or any other cause beyond the reasonable control of that party (a “force majeure event”); provided that the party whose performances is delayed or prevented promptly notifies the other party of the nature and expected duration of the force majeure event.

26. Severability. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

27. No Conflict of Interest. Each Party represents and warrants that it has full power and authority to undertake the obligations set forth in this Agreement and that it has not entered into any other agreements, nor will it enter into any other agreements, that would render it incapable of satisfactorily performing its obligations hereunder, or place it in a position of conflict of interest, or be inconsistent of in conflict with its obligations hereunder.

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28. Scope of Agreement. Each of the parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement is the complete and exclusive state of agreement and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto. This Agreement may be amended only by a writing that refers to this Agreement and is signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their authorized representatives as set forth below:

Commtouch Software Ltd.	IncrediMail, Ltd.

By: /s/ Ronni Zehavi	By: /s/ Yaron Adler
Ronni Zehavi, VP Int’l BD	Yaron Adler, CEO

Date: 30 , 2004	Date: Dec. 30, 2004

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EXHIBIT “A”
PAYMENT TERMS

Section A. Annual Anti-Spam Fee.

A1. OEM shall pay Commtouch an annual fee for each Customer purchasing licenses to the Integrated Product based on actual collection, on the following tiered fee schedule.

Volume Customer Tiers	Commtouch Annual Fee Per Customer
1) First - 25,000 Customers 2) 25,001 - 75,000 Customers 3) 75,001 - 175,000 Customers 4) 175,001 - 375,000 Customers 5) Above 375,000 Customers	1) $2.65 per Customer 2) $2.00 per Customer 3) $1.80 per Customer 4) $1.55 per Customer 5) $1.40 per Customer

A2. During the second year of activity, and any subsequent year (a “Subsequent Year”), the Annual Fee Per Customer paid by OEM to Commtouch shall be calculated based on the Annual Fee Per Customer paid by OEM at the end of the previous year (the “Previous Year”) pursuant to the table set forth in A1 above. Once the Volume Customer Tier in the Subsequent Year exceeds the last Volume Customer Tier of the Previous Year, OEM payments to Commtouch will be reduced pursuant to the chart in section A1 above. At the end of each Subsequent Year the parties shall calculate the final Volume Customer Tier of such year (the “Yearly Tier”) and if the Yearly Tier is lower than the Previous Year’s Yearly Tier, OEM shall pay Commtouch the deference between the Previous Year Yearly Tier and the current Yearly Tier.

For example (any pre-paid sums should be reduced from the following):

a.
Scenario 1: 2005 ends with 80,000 users. OEM pays Commtouch as follows: (25,000 * $2.65) + (50,000 * $2.00) + (5,000 * $1.80), or a total sum of  $175,250. 2006 ends with 200,000 users. OEM pays Commtouch as follows: (175,000 * $1.80) + (25,000 * $1.55) or a total sum of $353,750.

b.
Scenario 2: 2005 ends with 200,000 users. OEM pays Commtouch as follows: (25,000 * $2.65) + (50,000 * $2.00) + (100,000 * $1.80) + (25,000 * $1.55), or a total sum of $385,000. 2006 ends with 50,000 users. OEM pays Commtouch as follows: (50,000 * 2.00), or a total sum of $100,000

c.	Scenario 3: 2005 ends with 20,000 users. OEM pays Commtouch the minimum sum due.

A3. OEM commits to paying Commtouch for at least 25,000 customers for the 1st year, irrespective of whether OEM has been successful in its collections efforts.

A4. OEM is required to provide to Commtouch complete and accurate reports of the number of Customers during each calendar month under this Agreement. In the event of a 60 days delinquency of a Customer, Commtouch shall be entitled to discontinue the service to such non paying Customers. Notwithstanding the method of payment offered by OEM to Customer, whether upfront or by installments, OEM will pay Commtouch the annual fee upon its first collection of fees from each customer.

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A5. Any payment by OEM shall be based on collections and will exclude uncollected payments (for any reason whatsoever), refunds and/or returns made to Customers within 90 days of the end of the trial period of the Integrated Product for each such Customer. Notwithstanding the above, total refunds on behalf of sales in a specific month shall not exceed 12.5% of payments made to Commtouch in regards to sales in the said month. Other than VAT, the prices detailed above are inclusive of any relevant taxes. IncrediMail may deduct from payment any applicable taxes, levies, withholdings, which may apply thereon.

Section B. Payment

B1. Payment of annual Anti-Spam Fees by OEM to Commtouch shall be made within thirty (30) days of the end of each month during with a Customer or Customers have purchased from OEM the OEM Product(s) (i.e. completed the registration process necessary to purchase the OEM Product (s)), and such payment shall accompany the report identified in Section 13.2 to this Agreement. To the extent necessary, Commtouch shall submit an appropriate invoice/receipt to OEM following receipt of each payment. For purpose of clarification, in no event shall OEM be responsible for the uncollected fees from Customers.

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EXHIBIT “B”
OEM PRODUCT(S)

1.	A stand-alone anti-spam module. An anti-spam component that is either a stand-alone application or an add-on to an IncrediMail product but contains mainly anti-spam features and is charged separately.

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